Exhibit 10.2
RATIFICATION AND AMENDMENT AGREEMENT
(RELATING TO XO MERGER)
     This RATIFICATION AND AMENDMENT AGREEMENT (RELATING TO XO MERGER) (“Agreement”), dated as of March 1, 2006, is delivered in connection with the Amended and Restated Credit and Guaranty Agreement, dated as of January 16, 2003 (as amended and as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among XO COMMUNICATIONS, LLC, a Delaware limited liability company, successor-by-merger to XO Communications, Inc., a Delaware corporation (“XO LLC” or the “Company”), CERTAIN SUBSIDIARIES OF THE COMPANY, as Guarantors, XO HOLDINGS, INC., a Delaware corporation, as a Guarantor (“XO Holdings”), LMDS HOLDINGS, INC., a Delaware corporation, as a Guarantor (“LMDS”), and V&K Holdings, Inc., a Delaware corporation, as a Guarantor (“V&K”),the Lenders party thereto from time to time and, solely with respect to Section 6(b) hereof, MIZUHO CORPORATE BANK, LTD., as administrative agent (“Administrative Agent”).
RECITALS
     A. Pursuant to Section 6.7(b) (Fundamental Changes; Disposition of Assets; Acquisitions) of the Credit Agreement, the Company or any of its Subsidiaries may consolidate with or merge with or into or sell, assign, convey, lease or transfer all or substantially all of its properties and assets if (i) the Company or such Subsidiary shall be the continuing Person, or the resulting, surviving or transferee Person (the “surviving entity”) shall be a Person organized and existing under the laws of the United States or any State thereof or the District of Columbia; and (ii) the surviving entity (other than an existing Guarantor) shall expressly assume, pursuant to documentation delivered to the Administrative Agent and Requisite Lenders, all of the obligations of the Company or such Subsidiary, as applicable under the Credit Documents, and the Company or the surviving entity shall have taken all steps necessary to perfect and protect the security interests granted or purported to be granted by the Collateral Documents in the applicable Collateral.
     B. On the date hereof, XO LLC became the successor-by-merger to XO Communications, Inc. (“XO Inc.”), with XO LLC continuing as the surviving entity (such merger, the “XO Merger”).
     C. XO LLC desires to confirm that by virtue of the XO Merger, XO LLC assumed the Obligations, covenants, agreements and commitments of XO Inc. as the “Company” under the Credit Agreement and the other Credit Documents.
     D. Each of XO Holdings, LMDS and V&K desires to reaffirm its status as a Credit Party and Guarantor of the Company’s Obligations under the Credit Agreement notwithstanding the fact that, by virtue of the XO Merger and the transactions contemplated thereby, it is no longer a Domestic Subsidiary of the Company.
     E. The Credit Agreement contains many references to “Subsidiaries” and “Domestic Subsidiaries” and the parties intend that such references shall continue to apply to XO Holdings,

LMDS and V&K notwithstanding the fact that, by virtue of the XO Merger and the transactions contemplated thereby, they are no longer Domestic Subsidiaries of the Company.
     F. XO Inc., XO Holdings and Elk Associates, LLC (“Elk”) are parties to that certain Equity Purchase Agreement, dated as of November 4, 2005, as amended on March 1, 2006, in the form attached hereto as Exhibit 1 (as further amended from time to time, the “Equity Purchase Agreement”; and together with any and all related schedules, exhibits, documents, agreements, instruments and side letters, which are also attached hereto as Exhibit 1, the “Equity Purchase Documents”), providing for the sale by XO Holdings to Elk of all of the issued and outstanding membership interests of XO LLC (the “Sale Transaction”). In contemplation of the closing of the Sale Transaction pursuant to the Equity Purchase Agreement, XO Holdings has asked the Requisite Lenders to confirm that upon satisfaction of the Release Conditions (as defined below), the Requisite Lenders shall direct the Administrative Agent to irrevocably release and discharge, and shall otherwise take such actions as shall be necessary to cause to be irrevocably released and discharged, each of XO Holdings, LMDS and V&K from any and all Obligations, and from any and all covenants, agreements, commitments, obligations and encumbrances, under the Credit Agreement and other Credit Documents, and to provide any and all releases and terminations necessary to terminate any and all liens and security interests and all evidence thereof, including, without limitation, all financing statements filed by or on behalf of Administrative Agent against each of XO Holdings, LMDS and V&K and their respective assets.
     G. The Company and the Credit Parties have agreed with Requisite Lenders that, in connection with the XO Merger and the transactions contemplated thereby, certain provisions of the Credit Agreement shall be amended as provided herein.
     H. The Lenders executing this Agreement constitute the Requisite Lenders pursuant to Section 1.1 of the Credit Agreement.
     NOW, THEREFORE, in consideration of the terms and conditions, premises and the other mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
     1. Accuracy of Recitals. Each of the undersigned (other than the Administrative Agent) hereby acknowledges and agrees that the foregoing Recitals are true and accurate and are incorporated herein by reference.
     2. Representations and Warranties. In order to induce the Administrative Agent and Requisite Lenders to enter into this Agreement, each Credit Party hereby represents and warrants to Administrative Agent and Requisite Lenders as follows as of the date hereof:
          (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;
          (b) the execution, delivery and performance by it of the XO Merger, the XO Merger Documents, this Agreement and the other Credit Documents to which it is a party or is bound are within its powers, have been duly authorized, and do not and will not (i) violate any provisions of any law or any governmental rule or regulation applicable to the Company, any of its Subsidiaries or any other Credit Party, any of the Organizational Documents of Company, of any of its Subsidiaries or of any other Credit Party, or any order, judgment or decree of any court or other agency of government binding on Company, on any of its Subsidiaries or on any other Credit Party, except for any such violation of law or governmental rule or regulation or any such order, judgment or decree that would not reasonably be expected to have a Material Adverse Effect; (ii) breach or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company, of any of its Subsidiaries or of any other Credit Party, except for any such default that would not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company, of any of its Subsidiaries or of any other Credit Party (other than Liens created under any of the Credit Documents in favor of Administrative Agent, on behalf of Lenders); or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company, of any of its Subsidiaries or of any other Credit Party, which, in either case, has not been obtained, except for any such approval or consent of any such Person under any such Contractual Obligation that would not reasonably be expected to have a Material Adverse Effect;
          (c) (i) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Credit Party; (ii) no agreement, license, permit, approval, authorization, registration, order, declaration or filing with any Governmental Authority or body or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against it, except for any such agreement that the failure of which to enter into, or any such license, permit, approval, authorization, registration, order, declaration or filing that the failure of which to obtain or make, would not reasonably be expected to have a Material Adverse Effect; and (iii) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability;
          (d) the XO Merger was permitted under Section 6.7(b) of the Credit Agreement;
          (e) no agreement, license, permit, approval, authorization, registration, order, declaration or filing with any Governmental Authority or body or any other Person was required for or in connection with the XO Merger, except for any of the foregoing which were obtained or made by Company or its Subsidiaries, as applicable, and those that the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect;
          (f) after giving effect to this Agreement, it is in compliance with all covenants and agreements in the Credit Documents and it is not in default under the Credit Agreement or any other Credit Document and no Default or Event of Default exists, has occurred and is continuing or would result by the execution, delivery or performance of this Agreement, except in each case any default under, or noncompliance with the terms of, the Credit Agreement waived pursuant to Section 10.5 of the Credit Agreement; and

          (g) after giving effect to this Agreement, the representations and warranties contained in the Credit Documents are true and correct in all material respects as of the date hereof as if made on such date, except to the extent such representations or warranties relate solely to an earlier date (in which case such representations and warranties were true on and as of such date).
     3. Confirmation of Assumption of Obligations. XO LLC hereby absolutely and unconditionally confirms, by virtue of the XO Merger, its assumption and agreement to pay, perform and discharge when due all Obligations, covenants, agreements and commitments of Company under the Credit Agreement and other Credit Documents, whether now existing or hereafter arising, under the Credit Agreement or other Credit Documents, in each case in accordance with the terms and conditions thereof. XO LLC hereby confirms that, by virtue of the XO Merger and subject to the terms hereof, it has become subject to all terms, conditions, representations, covenants and other provisions set forth in the Credit Agreement and the other Credit Documents made or pertaining to “Company” thereunder as provided in the Credit Agreement and the other Credit Documents.
     4. Confirmation of Status as Credit Party and Guarantor; Agreement to be Bound by Subsidiary Provisions. Each of XO Holdings, LMDS and V&K hereby absolutely and unconditionally confirms that it is and shall continue to be a “Guarantor” and “Credit Party” under and pursuant to the terms and provisions set forth in the Credit Agreement and the other Credit Documents notwithstanding the fact that, by virtue of the XO Merger, it is no longer a Domestic Subsidiary of the Company. Each of XO Holdings, LMDS and V&K hereby absolutely and unconditionally agrees that, subject to the terms hereof, it shall continue to be subject to and be bound by all agreements, covenants, representations and warranties applicable to Subsidiaries and/or Domestic Subsidiaries under the Credit Agreement and other Credit Documents notwithstanding the fact that, by virtue of the XO Merger, it is no longer a Domestic Subsidiary of the Company, in each case as provided in the Credit Agreement and the other Credit Documents. Each of XO Holdings, LMDS and V&K hereby confirms its grant to Secured Party (as defined in the Pledge and Security Agreement) of a security interest in all of its right, title and interest in and to all Collateral to secure the Secured Obligations (as defined in the Pledge and Security Agreement), in each case whether now or hereafter existing or in which it now has or hereafter acquires an interest and wherever the same may be located, and in each case as provided in the Pledge and Security Agreement. XO Holdings further confirms its pledge to Secured Party (as defined in the Pledge and Security Agreement) of all of its right, title and interest in and to its Subsidiaries, including, without limitation, in and to all capital stock, equity securities, membership interests, ownership interests and items comprising Pledged Equity Interests (as defined in the Pledge and Security Agreement), as applicable, of Company, LMDS, and V&K, owned or held of record or beneficially by XO Holdings, and confirms that such interests constitute “Pledged Equity Interests” (as defined in the Pledge and Security Agreement) under the Pledge and Security Agreement, in each case as provided in the Pledge and Security Agreement.

     5. Acknowledgement of Obligations.
          (a) Each Credit Party hereby acknowledges and agrees that it is unconditionally liable to the Administrative Agent and Lenders for the full payment of all of the Obligations including, without limitation, those Obligations as of the date hereof set forth on Schedule A attached hereto and incorporated herein by reference, plus all interest, charges, fees, costs, and expenses that are payable under and pursuant to the terms of the Credit Agreement and other Credit Documents.
          (b) Each Credit Party hereby acknowledges, confirms and agrees that the Administrative Agent and Lenders have and have had a valid, enforceable and perfected first priority security interest and Lien upon all of the Collateral granted by Credit Parties to Administrative Agent and/or Lenders pursuant to the Credit Agreement and Credit Documents to secure the Obligations, subject only to Permitted Liens. In furtherance and not in limitation of any Credit Document, each Credit Party grants or reaffirms its grant, as the case may be, pledges and assigns to Administrative Agent and Lenders a continuing security interest and Lien upon the Collateral, in each case as provided in the Credit Agreement and the other Credit Documents.
     6. Sale Transaction.
     (a) In consideration of the agreements and commitments of the Company and the other Credit Parties hereunder, Requisite Lenders hereby agree that upon the date that the Release Conditions are satisfied, the Requisite Lenders shall direct and instruct the Administrative Agent in writing, and shall otherwise take such actions as shall be necessary, to: (i) irrevocably release and discharge each of XO Holdings, LMDS and V&K from any and all Obligations, and from any and all covenants, agreements, commitments, obligations and encumbrances, under the Credit Agreement and the other Credit Documents; and (ii) terminate, at the sole cost and expense of Company and the other Credit Parties (which costs and expenses shall be reasonable and documented), and provide all releases and terminations necessary to terminate any and all liens and security interests and all evidence thereof, including, without limitation, all financing statements filed by or on behalf of Administrative Agent against each of XO Holdings, LMDS and V&K and their respective assets.
     (b) The undersigned Requisite Lenders: (i) hereby instruct the Administrative Agent to acknowledge and agree to this Section 6(b); and (ii) (A)(I) acknowledge and agree that the Administrative Agent shall be entitled to rely upon the direction and instruction to be provided to the Administrative Agent by the Requisite Lenders pursuant to clause (a) above when providing the terminations and releases referenced therein, and (II) represent and warrant that such direction and instruction does not, and when such direction and instruction is actually provided by the Requisite Lenders to Administrative Agent will not, be an instruction or direction to the Administrative Agent requiring the instruction or direction of any Lenders other than the Requisite Lenders pursuant Section 10.5 of the Credit Agreement or otherwise, and (B) agree to jointly and severally indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by any Credit Party in accordance with the Credit Agreement and the other Credit Documents, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in connection with Administrative Agent’s acknowledging and agreeing to this Section 6(b) or providing any such terminations or releases; provided, however, that no Requisite Lender or Credit Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct. In reliance of the foregoing sentence, Administrative Agent agrees to provide the releases and terminations referenced in clause (a) above when so directed by the Requisite Lenders and the Requisite Lenders and the Credit Parties acknowledge and agree that neither the Administrative Agent’s acknowledgement and agreement to this Section 6(b) nor the Administrative Agent providing such terminations or releases shall constitute gross negligence or willful misconduct.
     (c) For purposes of this Agreement the term “Release Conditions” shall mean satisfaction of all of the following conditions to the Requisite Lenders’ reasonable satisfaction: (i) any modifications to the versions of the Equity Purchase Documents attached hereto as Exhibit 1 shall have been delivered to Administrative Agent and Requisite Lenders and all material modifications thereto shall have been approved by Requisite Lenders in their reasonable discretion; (ii) concurrently with the closing of the Sale Transaction, XO Holdings shall deliver or cause to be delivered to Administrative Agent (for the benefit of the Lenders) an indefeasible payment in an amount equal to the outstanding principal amount of the Term Loans on and as of such date, together with all accrued interest thereon (such amount shall be calculated by Administrative Agent, and such calculation shall be conclusive and binding on Company, the Credit Parties and each Lender, absent manifest error) less $75,000,000.00 for application as a permanent reduction of the Term Loans in accordance with Section 2.13 (Application of Prepayments/Reductions) of the Credit Agreement; (iii) there shall be no Default or Event of Default under the Credit Agreement or other Credit Documents other than any Default or Event of Default waived in accordance with Section 10.5 of the Credit Agreement; and (iv) the Credit Parties shall have executed and delivered to Administrative Agent and Requisite Lenders all other agreements, documents, instruments, schedules, exhibits and certificates as the Administrative Agent and Requisite Lenders shall reasonably require in connection therewith, all in form and substance reasonably satisfactory to Requisite Lenders.
     7. Amendments. The Credit Parties and Requisite Lenders agree that the Credit Agreement and the other Credit Documents are hereby amended as follows:
          (a) Company. Each reference in the Credit Agreement and other Credit Documents to “Company” means “XO Communications, LLC” and any other Person that at any time after the date hereof becomes “Company” in accordance with the terms and conditions set forth in the Credit Agreement.
          (b) XO Communications, Inc.
(i)	Each reference in the Credit Agreement to “XO Communications, Inc., a Delaware corporation” is deleted in the entirety and replaced with the following:

“XO Communications, LLC, a Delaware limited liability company (successor-by-merger to XO Communications, Inc.).”

(ii)	Each reference in the Credit Agreement to “XO Communications, Inc.” is deleted in the entirety and replaced with the following:

“XO Communications, LLC”.
          (c) Guarantor Provisions.
(i)	Section 1 (Definitions and Interpretations) of the Credit Agreement is amended to delete the definition of “Guarantor” in the entirety and to replace it with the following:

“Guarantor” means XO Holdings, Inc., a Delaware corporation, LMDS Holdings, Inc., a Delaware corporation, V&K Holdings, Inc., a Delaware corporation, and each wholly-owned Domestic Subsidiary of the Company.

(ii)	Each other reference in the Credit Agreement and other Credit Documents to “Guarantor” shall mean XO Holdings, Inc., a Delaware corporation, LMDS Holdings, Inc., a Delaware corporation, V&K Holdings, Inc., a Delaware corporation, and each Domestic Subsidiary of Company.
          (d) Subsidiary Provisions. Each of XO Holdings, LMDS and V&K hereby absolutely and unconditionally agrees that, except as provided on Exhibit 7(d)(i) attached hereto, it shall continue to be subject to and be bound by all agreements, covenants, representations and warranties applicable to Subsidiaries and/or Domestic Subsidiaries under the Credit Agreement and other Credit Documents notwithstanding the fact that, by virtue of the XO Merger, it is no longer a Domestic Subsidiary of the Company. By way of example only, the Sections of the Credit Agreement that are listed on Exhibit 7(d)(ii) attached hereto shall continue to apply to XO Holdings, LMDS, V&K and their respective Subsidiaries notwithstanding any language therein that purports to limit such Sections to “Subsidiaries” or “Domestic Subsidiaries” of Company. However, the Sections of the Credit Agreement listed on Exhibit 7(d)(i) attached hereto shall no longer be applicable to XO Holdings and LMDS.
          (e) Definitions. Section 1.1 (Definitions) of the Credit Agreement is amended as follows:
(i)	To delete subsection (ii) of the definition of “Investment” in the entirety and to replace it with the following:
“(ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person (other than, in the case of any such action by Company and the Guarantors, from any Guarantor or any person who becomes a Guarantor in connection with such Investment) of any Capital Stock of such Person, other than any direct or indirect redemption contemplated by the XO Merger Agreement;”

(ii)	to delete the definition of “Significant Subsidiary” therein and to replace it with the following:
“Significant Subsidiary” means a Subsidiary, i.e., a “restricted subsidiary”, that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X or is otherwise designated a Significant Subsidiary by Company or XO Holdings; provided that the relevant percentage of consolidated revenues, consolidated assets and consolidated net income of Company, XO Holdings and their respective Subsidiaries which are measured for purposes of this definition shall be 1%, and not as otherwise specified in such Rule.
          (f) Additional Definitions. Section 1.1 (Definitions) of the Credit Agreement is amended to add the following definitions in the appropriate alphabetical order:
(i)	“Equity Purchase Agreement” shall mean the Equity Purchase Agreement dated as of November 4, 2005, as amended on March 1, 2006, by and among XO Holdings, Inc., as Seller, XO Inc., as Company and Elk Associates LLC, as Buyer, in the form of Exhibit 1 to the Ratification Agreement (as further amended from time to time).

(ii)	“Ratification Agreement” shall mean the Ratification and Amendment Agreement (Relating to XO Merger) dated as of March 1, 2006 by and among Company, certain Subsidiaries of Company, as Guarantors, XO Holdings Inc., as a Guarantor, LMDS Holdings, Inc., as a Guarantor and, solely with respect to Section 6(b) thereof, the Administrative Agent.

(iii)	“XO Inc.” shall mean XO Communications, Inc., as such entity existed prior to the consummation of the XO Merger.

(iv)	“XO LLC” shall mean XO Communications, LLC, successor-by-merger to XO Inc.

(v)	“XO Merger” shall have the meaning given such term in the Ratification Agreement.

(vi)	“XO Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of February 28, 2006 among XO Inc., XO LLC and XO Holdings, Inc., without regard to any amendments thereto.

(vii)	“XO Merger Documents” shall mean the XO Merger Agreement and all of the agreements, documents and instruments executed and delivered pursuant to the terms thereof, together with all schedules, exhibits, annexes, amendments, supplements or modifications thereto.
          (g) Disclosure. Section 4.25 (Disclosure) of the Credit Agreement is amended to add the following in between the first and second sentences therein.
“Credit Parties shall deliver to Administrative Agent (with sufficient copies for all of the Lenders) true and correct copies of all XO Merger Documents. No XO Merger Document furnished to Administrative Agent by or on behalf of any Credit Party, nor any representation or warranty made by any Credit Party in any XO Merger Document, contains any untrue statement of material fact or omits to state a material fact (known to such Credit Party or any of its Subsidiaries, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.”
          (h) Subsidiaries. Section 5.9 (Subsidiaries) is deleted in the entirety and replaced with the following:
“5.9 Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Company, or any other Credit Party, then Company or such Credit Party, as applicable, shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b) and 3.1(f); provided that the actions specified in the foregoing clauses (a) and (b) of this sentence shall not be required for (1) those Subsidiaries where Company or the applicable Credit Party has acquired less than 100%, but at least 80% of, the Capital Stock of such Subsidiary, until such time as any such Subsidiary becomes a wholly owned Subsidiary of Company or such Credit Party, as applicable or (2) any Person that becomes a Domestic Subsidiary of Company or any other Credit Party after the date hereof if and to the extent and for so long as such Person’s Guaranty of the Obligations or grant of Liens under the Pledge and Security Agreement would violate applicable law or constitute a default under the terms of any Acquired Debt of such Person or would obligate it pursuant to the terms of such Acquired Debt to guarantee or secure any Indebtedness other than the Term Loans, unless Administrative Agent requests and otherwise consents to the issuance of a guarantee or the granting of Liens in respect of such Indebtedness, it being understood that the actions specified in the foregoing clauses (a) and (b) of this sentence will be taken at the earliest time and to the full extent they do not violate applicable law or constitute a default under such Acquired Debt or obligate it to guarantee or secure such other Indebtedness. In the event that any Person becomes a Foreign Subsidiary of Company or any other Credit Party, and the ownership interests of such Foreign Subsidiary are owned by Company, by any Domestic Subsidiary thereof or by any other Credit Party, subject to applicable law, Company shall, or shall cause such Domestic Subsidiary or such other Credit Party to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section

3.1(b), and take all of the actions necessary to grant and to perfect a First Priority Lien in favor of Administrative Agent, for the benefit of Lenders, under the Pledge and Security Agreement in such ownership interests; provided that no more than 65% of the Capital Stock of such Foreign Subsidiary shall be subject to the provisions of this Section 5.9 and provided further that such Foreign Subsidiary shall be a first tier Foreign Subsidiary of Company or a Domestic Subsidiary or a Credit Party. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, of any Domestic Subsidiary or any Credit Party, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company, its Domestic Subsidiaries and the other Credit Parties; provided, such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.”
          (i) Restricted Payments; Restrictions on Subsidiary Distributions. Section 6.4 (Restricted Payments; Restrictions on Subsidiary Distributions) is amended as follows:
(i)	to amend subsection (a) therein to add the following after the end of subsection (iii) therein:
“(iv) Company and its Subsidiaries may make Restricted Junior Payments to the extent contemplated by the terms and provisions of the XO Merger Agreement”.
(ii)	to delete subsection (b) therein in the entirety and replace it with the following:
“(b) Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company (other than any consensual restriction set forth in Section 6.2(c) of the Equity Purchase Agreement), (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company (other than any consensual restriction set forth in Section 6.2(i) of the Equity Purchase Agreement), (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (1) in agreements evidencing or securing Indebtedness of Subsidiaries permitted hereunder, (2) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (3) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.”

          (j) Fundamental Changes. Section 6.7 (Fundamental Changes; Disposition of Assets; Acquisitions) of the Credit Agreement is amended to delete the period at the end thereof and to replace it with the following:
“; and (k) the conversion or exchange of securities and the assignment and/or assumption of certain rights and obligations contemplated by the terms and provisions of the XO Merger Agreement.”
          (k) Amendments to XO Merger Documents. Section 6.11 (Amendments or Waivers of Indebtedness or Restructuring Transaction Documents) of the Credit Agreement is amended:
(i)	to delete the title “Amendments or Waivers of Indebtedness or Restructuring Transaction Documents” therein and to replace it with the following “Amendments or Waivers of Indebtedness or Restructuring Transaction Documents or XO Merger Documents”; and

(ii)	to delete subsection (b) therein in the entirety and replace it with the following:

“No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any term or provision of or any of its rights under any Restructuring Transaction Document (other than: (i) the Organizational Documents of such Credit Party; (ii) the amendments, restatements, supplements, modifications, or waivers relating to the Management Incentive Plan, the Management Options, the Management Retention Bonus Plan that have been approved by the board of directors of the Company; and (iii) the modifications thereof that are required to comply with the terms and provisions set forth in Section 2.5 of the XO Merger Agreement) without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.”

(iii)	to add a new subsection (c) after the end of subsection (b) therein as follows:

“(c) No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any term or provision of or any of its rights under any XO Merger Document in any manner that would be materially adverse to Administrative Agent or any Lender (other than, subject to the terms and provisions of this Agreement, the Organizational Documents of such Credit Party) without in each case obtaining the prior written consent of

Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.”
          (l) Significant Subsidiaries. Section 6.13 (Significant Subsidiaries) is deleted in the entirety and replaced with the following:
“6.13 Significant Subsidiaries. At no time will those Subsidiaries of Company or XO Holdings which are not Significant Subsidiaries account for more than 10% or more of the consolidated net income, consolidated revenues or consolidated assets, in each case as specified in Rule 1-02(w) of Regulation S-X, of Company, XO Holdings and their respective Subsidiaries.”
     8. Conditions Precedent. This Agreement shall be effective upon satisfaction of the following conditions to Requisite Lenders’ satisfaction:
          (a) the Requisite Lenders shall have received the countersignatures of the Company and the other Credit Parties to this Agreement evidencing their agreement to the terms and provisions hereof;
          (b) the Requisite Lenders shall have received true, accurate and complete executed copies of the schedules, exhibits and documents attached hereto;
          (c) the Requisite Lenders shall have received evidence that the execution, delivery and performance of this Agreement by the Credit Parties has been duly authorized by all necessary corporate or limited liability company action, as appropriate;
          (d) the XO Merger shall have occurred, and the Company shall have delivered, or caused to be delivered, to Administrative Agent and Requisite Lenders: (i) a true, correct and complete executed (where applicable) copy of each of the XO Merger Documents, together with all exhibits and schedules thereto; and (ii) evidence that the XO Merger Documents have been filed with the applicable Governmental Authorities and that the XO Merger is valid and effective in accordance with the terms and provisions of the XO Merger Documents and applicable corporate statutes;
          (e) XO Holdings and LMDS shall have pledged or reconfirmed their pledge, as the case may be, to Administrative Agent of their ownership in each of their Subsidiaries in accordance with Section 4 of this Agreement;
          (f) the Administrative Agent shall have received payment of all outstanding reasonable and documented fees and expenses owing to Administrative Agent by the Credit Parties;
          (g) there shall be no Default or Event of Default under the Credit Agreement or other Credit Documents other than Defaults or Events of Default waived in accordance with Section 10.5 of the Credit Agreement; and
          (h) the Credit Parties shall have executed and delivered to Administrative Agent and Requisite Lenders all other documents, instruments, schedules, exhibits and certificates as the Requisite Lenders shall reasonably require in connection herewith, all in form and substance reasonably satisfactory to the Requisite Lenders.
     9. Additional Covenants. In addition to and not in lieu of the covenants set forth in the Credit Agreement, the Credit Parties hereby covenant and agree that they shall satisfy and perform the following covenants to the Requisite Lenders’ satisfaction on or before the dates set forth below, provided that any failure by the Credit Parties to fully and timely satisfy any of the conditions set forth below, if such failure shall continue for ten (10) days following written notice of such failure to Company by the Requisite Lenders or Administrative Agent issued at the request of Requisite Lenders, shall constitute an Event of Default:
          (a) on or before April 30, 2006, the Credit Parties shall deliver to Administrative Agent and Requisite Lenders updated insurance certificates naming the Administrative Agent and Lenders as loss payee and additional insured, as applicable;
          (b) on or before April 30, 2006, the Credit Parties shall have duly executed and delivered to Administrative Agent and Requisite Lenders amendments to control agreements to evidence the change in the customer as a result of the XO Merger;
          (c) on or before April 30, 2006, the Company: (i) shall be registered with the appropriate Governmental Authorities as the owner of all Intellectual Property transferred to Company pursuant to the XO Merger Documents; and (ii) shall execute and deliver to Administrative Agent all amendments, reasonably requested by Requisite Lenders, to any and all filings that Administrative Agent has on record at the United States Patent and Trademark Office and/or United States Copyright Office, as applicable, with respect to Intellectual Property that was transferred to Company pursuant to the XO Merger, in each case to evidence the change in owner as a result thereof;
          (d) on or before April 30, 2006, Company shall deliver to Administrative Agent and Requisite Lenders a good standing certificate from the applicable Governmental Authority of Company’s jurisdiction of formation and from each jurisdiction in which is Company qualified as a foreign corporation or other entity to do business;
          (e) on or before April 30, 2006, the Credit Parties shall have delivered to Administrative Agent and Requisite Lenders supplements to Schedules 4.1 (General Information), 4.2 (Location of Equipment and Inventory), 4.4 (Investment Related Property), 4.5 (Material Contracts), 4.6 (Description of Letters of Credit), 4.7 (Intellectual Property) and 4.8 (Commercial Tort Claims) to the Pledge and Security Agreement, which supplements shall be in form and content reasonably satisfactory to the Requisite Lenders and shall be attached hereto as Exhibit 9(e); and
          (f) on or before April 30, 2006, the Credit Parties shall deliver to Administrative Agent and Requisite Lenders amended and restated disclosure schedules to the Credit Agreement and Pledge and Security Agreement, which shall be in form and content reasonably satisfactory to the Requisite Lenders and shall be attached hereto as Exhibit 9(f) (collectively, the “Amended and Restated Disclosure Schedules”).

     10. Miscellaneous.
          (a) The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, be deemed to be an amendment or modification of, or operate as a waiver of, any provision of the Credit Agreement or any other Credit Document or any right, power or remedy of Administrative Agent, nor constitute a waiver of any provision of the Credit Agreement or any other Credit Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder. This Agreement shall not preclude the future exercise of any right, remedy, power or privilege available to Administrative Agent whether under the Credit Agreement, other Credit Documents, at law or otherwise.
          (b) This Agreement may be executed in any number of counterparts (including by facsimile), and by the different parties hereto or thereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement. Each party agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party. The Credit Parties shall provide original signed copies of all Credit Documents. The descriptive headings of the various sections of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof. Whenever the context and construction so require, all words herein in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.
          (c) This Agreement may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated or otherwise modified orally or by any course of dealing or in any manner other than as provided in the Credit Agreement or the applicable Credit Document. This Agreement shall be considered part of the Credit Agreement and shall be a Credit Document for all purposes under the Credit Agreement and other Credit Documents.
          (d) This Agreement, the Credit Agreement, and the Credit Documents constitute the final, entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and thereto. There are no unwritten oral agreements between the parties with respect to the subject matter hereof and thereof. If any provision of this Agreement is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of this Agreement which shall be given effect so far as possible.

          (e) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE CREDIT AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE CREDIT AGREEMENT.
          (f) No Credit Party may assign, delegate or transfer this Agreement or any of its rights or obligations hereunder or thereunder and any delegation, transfer or assignment in violation hereof shall be null and void. No rights are intended to be created under this Agreement for the benefit of any third party donee, creditor or incidental beneficiary of any Credit Party or any other Person other than Administrative Agent and each Lender. Nothing contained in this Agreement shall be construed as a delegation to Administrative Agent of any Credit Party’s duties of performance, including, without limitation, any duties under any account or contract in which Administrative Agent has a security interest or Lien. This Agreement shall be binding upon the Credit Parties and Lenders and their respective successors and permitted assigns. Administrative Agent’s and Lenders’ ability to assign, sell or transfer all of any part of this Agreement shall be governed by the Credit Agreement.
          (g) Each Credit Party hereby (i) reaffirms its obligations under the Credit Agreement and each of the other Credit Documents to which it is a party, and (ii) agrees that each of such Credit Documents remain in full force and effect and are hereby ratified and confirmed. All representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement and no investigation by Administrative Agent shall affect such representations or warranties or the right of Administrative Agent to rely upon them.
          (h) Each Credit Party shall execute and deliver such other documents, certificates and/or instruments and take such other actions as Administrative Agent or Requisite Lenders may reasonably request in order more effectively to consummate the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each Credit Party agrees that if so requested by any Lender pursuant to Section 2.5 of the Credit Agreement (Evidence of Debt; Register; Lenders’ Books and Records; Notes), Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such request, to any Person who is an assignee of such Lender pursuant to Section 10.6 of the Credit Agreement (Successors and Assigns; Participations)) an amended or amended and restated Note or Notes to evidence such Lender’s Term Loan and naming Company as obligor thereunder.
[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGES TO RATIFICATION AND
AMENDMENT AGREEMENT (RELATING TO XO MERGER)]
     IN WITNESS WHEREOF, the parties have caused this Ratification and Amendment Agreement (Relating to XO Merger) to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Requisite Lenders:

ARNOS CORP.

By:	/s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Vice President

Agreed and Acknowledged:

Company:

XO COMMUNICATIONS, LLC

By:	/s/ Carl J. Grivner
Name: Carl J. Grivner
Title: President and Chief Executive Officer
[SIGNATURES CONTINUE ON NEXT PAGE]

[SIGNATURE PAGES TO RATIFICATION AND
AMENDMENT AGREEMENT (RELATING TO XO MERGER) — CONTINUED]

Guarantors:

XO HOLDINGS, INC.
LMDS HOLDINGS, INC.
COAST TO COAST TELECOMMUNICATIONS, INC.
LHP EQUIPMENT, INC.
TELECOMMUNICATIONS OF NEVADA, LLC
V&K HOLDINGS, INC.
XO ASIA LIMITED
XO COMMUNICATIONS SERVICES, INC.
XO DATA SERVICES, LLC
XO GLOBAL COMMUNICATIONS, INC.
XO INTERACTIVE, INC.
XO INTERCITY HOLDINGS NO.1, LLC
XO INTERCITY HOLDINGS NO.2, LLC
XO INTERNATIONAL HOLDINGS, INC.
XO INTERNATIONAL, INC.
XO LONG DISTANCE SERVICES (VIRGINIA), LLC
XO MANAGEMENT SERVICES, INC.
XO MANAGEMENT SERVICES, NEVADA, INC.
XO MINDSHARE, LLC
XO NEVADA MERGER SUB, INC.
XO SERVICES, INC.
XO VIRGINIA, LLC

By:	/s/ William Garrahan

Name:	William Garrahan
Title:	Acting Chief Financial Officer and Senior Vice President

[SIGNATURE PAGES TO RATIFICATION AND
AMENDMENT AGREEMENT (RELATING TO XO MERGER) — CONTINUED]

Administrative Agent:

ACKNOWLEDGED AND AGREED SOLELY	MIZUHO CORPORATE BANK, LTD
FOR PURPOSES OF SECTION 6(b):
	By:	/s/ Shiro Shiraishi
Name: Shiro Shiraishi
Title: Vice President